Exhibit 99.1

Tenet and WellStar Reach Definitive Agreement for

Sale of Tenet’s Atlanta-area Hospitals and Related Operations

DALLAS – December 1, 2015 – Tenet Healthcare Corporation (NYSE:THC) and WellStar Health System have entered into a definitive agreement for the sale and management of Tenet’s five Atlanta-area hospitals. The transaction is subject to customary regulatory approvals and other closing conditions and is expected to be completed as early as the first quarter of 2016.

“We are pleased that our hospitals will join a leading regional healthcare network like WellStar,” said Keith Pitts, vice chairman of Tenet. “This agreement will better position these facilities for long-term success, benefiting all stakeholders.”

The hospitals included in the sale are Atlanta Medical Center and its South Campus, North Fulton Hospital, Spalding Regional Hospital and Sylvan Grove Hospital, as well as 26 physician clinics.

“WellStar plays a pivotal role in the health of our community,” said Candice Saunders, president and chief executive officer of WellStar Health System. “With the addition of Tenet’s metro Atlanta hospitals, we will be better able to provide world-class healthcare to our patients for years to come.”

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with more than 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International (USPI), the company operates 87 general acute care hospitals, 20 short-stay surgical hospitals and over 440 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks (IDN), physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications Charles Nicolas 469-893-2640 mediarelations@tenethealth.com	Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com

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